As filed with the Securities and Exchange Commission on     March 31,
1995.

                        Registration No. 33- 54103
======================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                    ---------------------------------

                            FORM S-3     A-3
                         REGISTRATION STATEMENT
                                 UNDER
                        THE SECURITIES ACT OF 1933
                        --------------------------

                            GENENTECH, INC.
        ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

        Delaware                                         94-2347624
(State or other jurisdiction                         (I.R.S. Employer
      of incorporation or                           Identification
       organization)                                     No.)


                     460 Point San Bruno Boulevard
                  South San Francisco, California 94080
                           (415) 225-1000
               ------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          John P. McLaughlin
          Senior Vice President, General Counsel and Secretary
                            GENENTECH, INC.
                     460 Point San Bruno Boulevard
                  South San Francisco, California 94080
                           (415) 225-1000
          ----------------------------------------------------
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:

As soon as possible after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box [ X ].

                      CALCULATION OF REGISTRATION FEE
=====================================================================
                               Proposed                Amount
Title of Each      Proposed    Maximum     Maximum     of
Class of           Amount      Offering    Aggregate   Regis-
Securities to      to be       Price Per   Offering    tration
be Registered      Registered  Share(1)    Price (1)   Fee
Redeemable
Common Stock
$.02 par value     4,500,000   $48.375   $217,687,500  $75,065
shares
=====================================================================

(1) Based upon the average of the high and low prices of the Registrant's Redeemable Common Stock, as reported on the New
York Stock Exchange on June 6, 1994, in accordance with Rule 457.

====================================================================

        This Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               GENENTECH, INC.
                              ----------------
                            Cross-Reference Sheet


   Form S-3 Item Number and Heading            Location in Prospectus

1.    Forepart of Registration
            Statement and Outside Front
            Cover Page of Prospectus                 FRONT COVER PAGE

2.    Inside Front and Outside Back
            Cover Pages of Prospectus          ADDITIONAL INFORMATION

3.    Summary Information, Risk
      Factors and Ratio of Earnings
      to Fixed Charges                                    THE COMPANY

4.    Use of Proceeds                                 USE OF PROCEEDS

5.    Determination of Offering Price                  NOT APPLICABLE

6.    Dilution                                         NOT APPLICABLE

7.    Selling Security Holders                         NOT APPLICABLE

8.    Plan of Distribution                       PLAN OF DISTRIBUTION

9.    Description of Securities to                 DESCRIPTION OF THE
      be Registered                           REDEEMABLE COMMON STOCK

10.   Interests of Named Experts
      and Counsel                                       LEGAL MATTERS

11.   Material Changes                               MATERIAL CHANGES

12.   Incorporation of Certain Information   INCORPORATION OF CERTAIN
      by Reference                             DOCUMENTS BY REFERENCE

13.   Disclosure of Commission               DISCLOSURE OF COMMISSION
      Position on Indemnification         POSITION ON INDEMNIFICATION
      for Securities Act               FOR SECURITIES ACT LIABILITIES
      Liabilities

                             GENENTECH, INC.

                    4,500,000 Shares Redeemable Common Stock
                       ---------------------------------

      This Prospectus covers 4,500,000 shares of Redeemable Common Stock of Genentech, Inc. issuable upon exercise of stock options under Genentech, Inc.'s 1994 Stock Option Plan (the "Option Plan").
                      ------------------------------------
     The Redeemable Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol GNE. On June 6, 1994 the closing sales price for the Redeemable Common Stock on the New York Stock Exchange was $48.25.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 Underwriting
                      Price to   Discounts and     Proceeds to
                      Public(1)  Commissions(2)    Company(3)
- --------------------------------------------------------------------
Per Share                $48.25     $     0          $217,125,000
Total                    $48.25     $     0          $217,125,000
- --------------------------------------------------------------------
=====================================================================

(1) Based upon the closing price of the Redeemable Common Stock on June 6, 1994. The actual price to be paid upon exercise of options will be determined on the date the options are granted.

(2) Sales will be made upon the exercise of options without the use of underwriters or dealers and no compensation will be paid to any such person in connection with the sale of shares upon exercise of options. See "Plan of Distribution".

(3)    Before deducting offering expenses estimated at     $91,065
payable by the Company.

                  ________________________________

             The date of this Prospectus is     March 31, 1995

                        TABLE OF CONTENTS
                                                               Page


AVAILABLE INFORMATION                                             1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   2
THE COMPANY                                                       2
USE OF PROCEEDS                                                   3
THE 1994 STOCK OPTION PLAN                                        3
Information About Genentech                                       4

A.    Regular Option Grant Program                                4

      1.  Am I eligible for option grants?                        4

      2.  Who determines the terms of my option?                  5

      3.  Do special rules apply to me if I am an officer or
          director of the Company?                                5

      4.  What happens to my option or stock issued under the
          Option Plan in the event Roche Holdings Inc.
          ("Roche") redeems the Redeemable Common Stock?          5

      5.  How many shares of Redeemable Common Stock will my
          option cover?                                           6

      6.  How is the exercise price of an option determined?      6

      7.  When can I exercise my option?                          7

      8.  How do I exercise my option?                            7

      9.  Do I have to pay the exercise price with cash?          7

     10.  Will I continue to receive options as long as I stay
          with the Company?                                       7

     11.  Can the stockholders of the Company change the terms
          of the Option Plan?                                     8

     12.  What happens if I leave the Company?                    8

     13.  What if I leave the Company because of disability?      8

     14.  What are the rights of my heirs?                        8

     15.  Can a relative or friend exercise my option?            9

     16.  Can I transfer my options?                              9

     17.  Can I sell the stock I receive from exercising my
          option right away?                                      9

     18.  How do I sell stock I received under the option?  Do
          I have to pay a commission when I exercise my option
          or sell the stock I received under the option?          9

     19.  I have heard about cashless exercise programs
          through brokers, how do these work?                     9

     20.  How can I make a gift of stock I receive under the
          Option Plan?                                           10

     21.  Does the Company go out on the market to buy the
          stock which I will receive on exercise of my option?   10

     22.  Does the Option Plan have any of the same benefits
          as a qualified retirement plan (including a 401(k)
          plan) and will my participation in the Option Plan
          affect my participation in the Company's 401(k) plan?  10

     23.  Do I have to pay tax when I receive a stock option
          or exercise the stock option?  Will the Company
          withhold the amount of taxes due?                      11

     24.  How much tax do I have to pay when I sell stock
          received pursuant to the exercise of a non-statutory
          stock option?                                          11

     25.  What is the difference between ordinary income and
          capital gains?                                         11

     26.  When do I pay tax on stock received pursuant to the
          exercise of an incentive stock option?                 12

     27.  How is my profit taxed?  What if I lose money?         12

     28.  Is there any withholding on the exercise of my
          incentive stock option or the sale of the stock
          acquired on exercise?                                  13

     29.  Do I have to complete any forms after I sell or
          transfer my stock?                                     13

     30.  Are there any special tax rules which apply to me if
          the Company has the right to repurchase my stock
          after I exercise my option?                            13

          NON-QUALIFIED STOCK OPTION                             14

          INCENTIVE STOCK OPTION                                 15

     31.  What are the tax consequences if I use shares I
          already own to pay the exercise price of my non-
          qualified stock option?                                16

     32.  What are the tax consequences if I use shares I
          already own to pay the exercise price of incentive
          stock options?                                         17

     33.  What are the tax consequences of my exercise of
          options if I am subject to the alternative minimum
          tax?                                                   18

     34.  What happens to my option or stock issued under the
          Option Plan in the event Genentech is acquired by a
          person other than Roche?                               18

     35.  What happens if the vesting of my options
          accelerates upon a change of control?                  19

B.    Automatic Grant Program                                    19

     36.  Are non-employee directors eligible to receive
          options under the Option Plan?                         19

C.   Miscellaneous                                               20

     37.  What are some of the other features of the Option
          Plan?                                                  20

PLAN OF DISTRIBUTION                                             21

DESCRIPTION OF THE REDEEMABLE COMMON STOCK                       21

LEGAL MATTERS                                                    24

EXPERTS                                                          25

MATERIAL CHANGES                                                 25

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                   26

                          AVAILABLE INFORMATION

       Genentech, Inc. ("Genentech" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for copying and inspection at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Company's Redeemable Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and such reports, proxy statements and other information concerning Genentech should be available for inspection and copying at their respective offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redeemable Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits filed therewith.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission are incorporated herein by reference:

           (a) The Company's     Annual Report on Form 10-K for the
year ended December 31, 1994.

           (b) All reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (a) above.

           (c)     The Company's Proxy Statement dated March 17, 1995.

           (d) The description of the Company's Redeemable Common
Stock (the "Redeemable Common Stock") filed pursuant to the Exchange Act and any amendment or report filed to update such description.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement filed with the Commission under the Securities Act with respect to the Redeemable Common Stock offered by this Prospectus, other than certain exhibits to such documents. Such requests should be directed to the Corporate Secretary, Genentech, Inc., 460 Point San Bruno Boulevard, South San Francisco, California 94080, telephone (415) 225-1000.



                          THE COMPANY

         Genentech, Inc. is an international biotechnology Company that discovers, develops, manufactures and markets human pharmaceuticals for significant medical needs. Genentech was incorporated in 1976 as a California corporation but changed its state of incorporation in 1987 to Delaware. Genentech's executive offices are located at 460 Point San Bruno Boulevard, South San Francisco, California 94080, telephone (415) 225-1000.

                        USE OF PROCEEDS

        There can be no assurance that any options granted under the Option Plan will be exercised. However, assuming all options granted under the Option Plan are exercised for cash and that the exercise price of such options is equal to the closing price of the Company's Redeemable Common Stock on June 6, 1994, the net proceeds to be received by the Company from the sale of the Redeemable Common Stock offered hereby are estimated to be $217,125,000. Such proceeds will be used for general corporate purposes including additions to working capital and capital expenditures. A portion of the net proceeds may also be used for the acquisition of technology or products, although no material acquisitions are currently being negotiated. Pending such uses, the Company intends to invest such proceeds in readily marketable, interest-bearing securities.

THE 1994 STOCK OPTION PLAN

To our Employees, Certain Consultants and Non-Employee Directors:

     We are pleased with this opportunity to provide you with information regarding our 1994 Stock Option Plan, referred to as the "Option Plan." We believe that the Option Plan is an important part of the benefits provided to our employees, certain consultants and non-employee directors and we hope you will take the time to carefully review this information.

     Genentech, Inc. adopted the Option Plan in order to provide a method whereby the Company may retain the services of persons now employed by or serving as consultants or directors to it, secure and retain the services of persons capable of filling such positions and provide incentives for such persons to exert maximum efforts for the success of the Company or its parent or subsidiary corporations.

     The discussion of the Option Plan describes: (i) the terms of the Regular Option Grant Program under the Option Plan, which provides for the grant of what are called incentive stock options (tax advantaged options) and non-statutory stock options (options which do not have tax advantages but which may cover stock offered at a discounted price); and (ii) the terms of the Automatic Grant Program under the Option Plan, which provides for the automatic grant of non-statutory stock options to non-employee members of the Board. It also includes a description of provisions of the Option Plan that are applicable to all rights granted under the Option Plan.

     The attached materials may not answer all the questions you have about the Option Plan and are not intended to go into every detail of the Option Plan, copies of which are found at the end of this package. Kathy Panko, Manager of Corporate Records and Karen Strand, Senior Stock Services Coordinator located in the legal department will be happy to answer further questions.

     If you are granted a stock option under the Option Plan you will receive an option grant form describing the terms of your option. If you wish to exercise an option you will need to complete an option exercise form provided with your option grant. You may always obtain extra copies of the option exercise form from Kathy Panko or Karen Strand.

       Information About Genentech

     An important part of your participation in Genentech's Option Plan is understanding the Company, its products, operations and financial condition. Like any stockholder of the Company, you can keep yourself informed about the Company by reviewing reports which the Company prepares for stockholders and the general public.

     If you have not already received a copy of Genentech's most recent annual report as a current stockholder of the Company, the report should be delivered to you with these materials. Whether or not you have already received the annual report, you may always request a copy from the Company.

     If you are already a stockholder of the Company or an optionholder, you should receive copies of the Company's proxy statement, reports to stockholders and other stockholder communications. If you do not receive this information you should notify Diane Schrick, Investor Relations, Building 5, extension 1599. You may always request additional copies of this information.

     The United States securities laws require the Company to provide information about its business and financial status in annual reports, commonly known as "10-K's" and quarterly reports, commonly known as "10-Q's." These reports are filed with the Securities and Exchange Commission. In addition, if important corporate events occur during the year, the Company may file reports commonly known as "8-K' s." From time to time the Company may file other documents with the Securities and Exchange Commission.

     All of these reports constitute part of the information required by securities laws to be provided or made available to you in connection with your purchase of stock under the Option Plan, that is, these reports are incorporated by reference into these materials, which constitute the prospectus for the Option Plan.

     For a copy of these reports, which are available without charge and upon written or oral request, please contact Diane Schrick, Investor Relations, Building 5, extension 1599 who will be happy to assist you.

       A.    Regular Option Grant Program

1.     Am I eligible for option grants?

      To receive an incentive stock option you must be an employee of the Company, its parent, or any subsidiary (any corporation in which the Company owns more than 50% of the outstanding voting power). To receive a non-qualified stock option you must be an employee of, or a consultant to, the Company, its parent, any subsidiary, or any other business entity in which the Company directly or indirectly owns more than 50% of the voting power, capital or profits. Non-employee directors will only receive non-qualified stock options pursuant to the terms of the Automatic Grant Program described below in Question 36. The Option Plan currently provides for the grant of options to directors, employees and consultants covering an aggregate of 4,500,000 shares of the Company's Redeemable Common Stock.

2.     Who determines the terms of my option?

       The decision to grant an option to any particular individual is made by the Compensation Committee of the Board of Directors of the Company, generally after review of input from management. The current members of the Compensation Committee of the Board are Armin
M. Kessler, J. Richard Munro, Thomas J. Perkins and Robert A. Swanson and information about them is provided in the Company's proxy statement for its last annual meeting.

       Members of the Board are nominated by the Board and elected by the stockholders of the Company. The members of the Board are divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three year term. Each director holds office until his or her term is complete and until his or her successor is elected, or until his or her death, resignation or removal. Board members may be removed from office by appropriate stockholder action. The Compensation Committee currently consists of four board members appointed by the Board of Directors as a whole.

3. Do special rules apply to me if I am an officer or director of the Company?

       Yes. If you are an officer or director of the Company you should be aware of tax and securities laws which apply to your transactions in stock received upon the exercise of options or if the Company is bought out. In addition, you must comply with the Company's policy permitting officers and directors to sell shares only during "window" periods which generally open on the third business day after a quarters' revenues and earnings have been publicly released and close on the tenth calendar day of the last month of each quarter. Furthermore, you are expected to check with Kathy Panko before selling any shares and your sale must also be made in accordance with Rule 144.

       One of the laws that will apply to you as an officer or director is Section 16 of the Securities Exchange Act of 1934. If you are not familiar with how Section 16 operates, you should review the Memorandum to Officers and Directors which you should have received or ask Kathy Panko or Karen Strand for another copy of the Memorandum.

4.     What happens to my option or stock issued under the Option
Plan in the event Roche Holdings Inc. ("Roche") redeems the Redeemable Common Stock?

     If the Redeemable Common Stock is redeemed by Roche, all outstanding options which are vested immediately prior to the date of the redemption will be cashed out at the excess of the per share redemption price over the per share option price. Following the redemption, outstanding options which are not vested immediately prior to the date of the redemption will be replaced by a comparable incentive program. If the redemption does not occur and the Redeemable Common Stock converts to Common Stock as provided in Article Third of the Company's Certificate of Incorporation, outstanding options shall continue to vest and become exercisable to purchase shares of Common Stock of the Company pursuant to the option's original vesting schedule.

5. How many shares of Redeemable Common Stock will my option cover?

       When the Compensation Committee grants an option the Compensation Committee determines the number of shares the option will cover. There is no minimum number of shares for which an option may be granted; however, the aggregate number of shares of stock that may be subject to options granted to any employee in a calendar year may not exceed two hundred fifty thousand (250,000) shares of the Company's Redeemable Common Stock. Other limitations apply for option grants to non-employee members of the Board (see Question 36).

       The tax regulations do restrict the Board's ability to grant incentive stock options under the following circumstances:

     a. if you are granted an incentive stock option that is immediately exercisable as to all the shares covered by the option and the aggregate value of the shares on the date of grant (usually determined on the basis of the trading price of the stock on the trading day immediately preceding the grant date) is greater than $100,000, then that number of shares with a value over $100,000 will be treated by the IRS as non-statutory stock options not having the tax advantages of incentive stock options, and
     b. if you are granted an incentive stock option that vests over a period of time (i.e., the option is not exercisable immediately but becomes exercisable for all or a portion of the shares covered by the options on a date or dates stated in the option grant) and the aggregate value of shares (determined at the date of grant of each option) under that option and all other incentive stock options (granted after 1986) you hold, if any, become exercisable for the first time during any calendar year is greater than $100,000, then that number of those shares with a value over $100,000 will be treated by the IRS as non-qualified stock options not having the tax advantages of incentive stock options.

       In addition, as is described more fully in the answers below, incentive options have limitations on their exercise price, terms, transferability, and duration following termination.

6.     How is the exercise price of an option determined?

       IRS regulations require the exercise price of an incentive stock option to be at least 100% of the fair market value of the Company's Redeemable Common Stock on the date the option is granted. Because the Company's Redeemable Common Stock trades on the New York Stock Exchange, the fair market value will be the closing sale price of the Company's Redeemable Common Stock as quoted by New York Stock Exchange on the trading day immediately preceding the date of grant. We will refer to this price as the "market price." Special rules apply to the exercise price of incentive stock options granted to anyone who owns 10% or more of the voting power of the Company.

       The Option Plan provides that the Board may set the exercise price for a non-qualified stock option at any price not less than 50% of the market price of the Company's Redeemable Common Stock on the trading day immediately preceding the date the option is granted.

7.     When can I exercise my option?

       When the Compensation Committee grants an option, the Compensation Committee also determines certain terms of the option, including the date or dates the option may be exercised. As an example, options granted in April 1994 vest at the rate of 10% in 1996, 15% in 1997, 25% in 1998 and 50% in 1999. You may exercise your option at any time for the number of shares that have actually vested at the time of exercise. Options granted by the Company under the Option Plan generally have a term of 20 years (incentive options may not have a term longer than 10 years), so you must exercise your option before it expires at the end of the 20 year period. The terms of exercise of options granted by the Company are not required to be the same for every employee and the terms of the option you receive may vary from the terms described above. In addition, the Compensation Committee has the power to accelerate the vesting schedule of any outstanding option, either without conditions or subject to a right to repurchase "unvested" shares. You may also exercise your option prior to full vesting, subject to restrictions described in the Option Plan, including without limitation, restrictions on your ability to sell unvested shares and the Company's ability to repurchase unvested shares at your option's original exercise price upon termination of your employment.

8.     How do I exercise my option?

       You exercise your option by completing an option exercise form and delivering the form, together with payment of the exercise price (in cash or stock -- see Question 9 below) to Kathy Panko or Karen Strand. You should receive a copy of the option exercise form with your option grant. You can obtain additional copies of the form from Kathy Panko or Karen Strand.

9.     Do I have to pay the exercise price with cash?

       No. You may also pay the exercise price with Company Redeemable Common Stock that you have owned for more than six months. Such stock will be valued at its closing price on the New York Stock Exchange on the trading day before you exercise the option. The Compensation Committee may determine, at the time of exercise of the option, that the exercise price may be paid in installments (or that the Company will make a loan or guaranty a third party loan for the exercise price). The Compensation Committee will determine the terms and conditions of any deferred payment arrangement.

10. Will I continue to receive options as long as I stay with the Company?

       Whether or not you receive stock options will depend on many factors such as your performance, the Company's overall performance, the Compensation Committee's current policy and the number of shares remaining in the Option Plan. The Option Plan and therefore the Compensation Committee's authority to grant options, terminates on the date determined by the Board of Directors. However, any such termination of the Option Plan will not affect your rights under your outstanding options without your consent.

11. Can the stockholders of the Company change the terms of the Option Plan?

       Generally, the Board of Directors decides whether to change the terms of the Option Plan, usually because the number of shares available under the Option Plan should be increased or to take into account changes in the tax laws. These changes may be presented for approval by the stockholders of the Company at the Company's annual meeting. Stockholder approval will be obtained if tax, securities or other laws require approval of the changes.

12.     What happens if I leave the Company?

       Whether you leave the Company voluntarily or your employment is terminated by the Company for any reason, your right to exercise any vested portion of your option generally will terminate three months after your last day with the Company as determined between you and the Company. However, the terms of your option may provide that it may be exercised more than three months after termination of employment and the Compensation Committee may, at the time of termination, extend vesting for a period of up to three years and exercisability for a period of up to five years. In the event of your retirement or the termination of your employment by a "plant closing" or "mass layoff " (as such terms are defined at 29 U.S.C. Section
2101), the Committee shall have discretion to provide that the option will continue to vest during the limited period of exercisability according to the vesting schedule that would have applied had your employment continued. However, if the option is an incentive stock option it must be exercised within three months of the date of termination or else it will become a non-statutory option.

13.     What if I leave the Company because of disability?

       If your employment is terminated because of your permanent and total disability it may be exercised by you or your spouse at any time prior to its original termination date; however, if it is an incentive stock option it must be exercised within twelve (12) months of your date of termination or else it will become a non-statutory stock option. In addition, the Compensation Committee may provide, either at the time your option is granted or when your employment is terminated due to your disability, that your options will continue to vest up to the original date of termination of those options on the schedule that would have applied had your employment not been terminated or it may provide that your vesting will be accelerated. Because disability, for these purposes, has a specific meaning found in the Internal Revenue Code, you should ask Human Resources if you have any questions regarding what constitutes permanent and total disability.

14.     What are the rights of my heirs?

       Your estate or persons having rights to your option by will or by the laws of descent have the right to exercise your option at any time prior to its original termination date. In addition, the Compensation Committee may provide, either at the time your option is granted or upon your death, that your option will continue to vest or that vesting will be accelerated.

15.     Can a relative or friend exercise my option?

       No, except for options transferred to a trust (see Question
16) or options exercised after your death or total disability, only you may exercise your option during your lifetime. You may, however, provide for the transfer of the option in your will. Under certain circumstances, your spouse may have community property rights in the option.

16.     Can I transfer my options?

       You may not transfer an incentive stock option (except by will or the laws of descent) nor may you transfer a non-statutory stock option if you are an officer (or director) subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. You may transfer a non-statutory stock option to a trust for your benefit or the benefit of your immediate family.

17. Can I sell the stock I receive from exercising my option right away?

       Generally, yes. The stock you receive upon exercise of your option is registered under the securities laws and freely tradeable in most cases. If you are an officer or director of the Company certain restrictions may apply, see Question 3. If you exercise an incentive stock option, an immediate sale may have certain tax consequences, see Question 27. However, if the terms of the option permit you to exercise your option before it is vested, see Question 30, you may not sell shares of stock which the Company still has the right to repurchase if your employment is terminated for any reason. You should talk to Kathy Panko or Karen Strand if you think this applies to you and you wish to sell stock.

18. How do I sell stock I received under the option? Do I have to pay a commission when I exercise my option or sell the stock I received under the option?

       You pay no commission on exercise of options; however, if you decide to sell the stock received on exercise you can expect to be charged a fee or commission if you use a stock broker. To sell your stock, you must generally take the stock certificate to a stock broker who, for a commission, can arrange for its sale. Officers and directors are subject to special limitations on the sale of their stock. The Company will not buy or sell, or assist you in selling, stock which you have purchased under the Option Plan.

19. I have heard about cashless exercise programs through brokers, how do these work?

       Cashless exercise programs involve the delivery to a broker of a copy of your signed and completed option exercise form and your irrevocable instructions to the Company to deliver stock to be received upon exercise of the option to the broker rather than to you. You can obtain an instruction form for your broker from Kathy Panko or Karen Strand. Under Regulation T the broker can then characterize the stock as margin stock, and deliver cash to the Company in payment of the exercise price. The Company delivers the stock certificate to the broker. After the stock is delivered to the broker the stock can be maintained as margin stock in an account designated by you or sold pursuant to your instructions. However, the Company will not participate in any Regulation T program which would cause stock certificates to be delivered to the broker before cash for the exercise price has been paid by the broker to the Company.

20.     How can I make a gift of stock I receive under the Option
Plan?

       You may make a gift of stock by delivering the stock certificate, with the transfer block on the back filled in, and signed and with the signature guaranteed by a bank or stock broker (or else by delivering the stock certificate together with an "assignment separate from certificate" filled in, signed and the signature similarly guaranteed) to the recipient of the gift. The recipient may then send the certificate and associated paperwork to the Company's transfer agent, Bank of Boston at P.O. Box 1865, Boston, Massachusetts 02105-1865, to have the certificate transferred to the recipient's name. If you have a brokerage account, your broker will generally be willing to take care of the mechanics of transfer.

21. Does the Company go out on the market to buy the stock which I will receive on exercise of my option?

       The shares you will receive upon exercise of your option may be newly-issued shares or shares previously reacquired by the Company.

22. Does the Option Plan have any of the same benefits as a qualified retirement plan (including a 401(k) plan) and will my participation in the Option Plan affect my participation in the Company's 401(k) plan?

       The Option Plan is not a qualified retirement plan and therefore does not have the same tax deferral benefits. Your participation in the Option Plan does not affect your ability to participate in the Company's 401(k) plan.

       The following materials respond to questions you may have about the tax consequences of participating in the Option Plan. You should understand, however, that this tax information is not complete, nor does it address state or local tax laws or the application of laws if you live outside the United States. Furthermore, because tax laws and regulations are constantly changing, and interpretations of these laws and regulations by the courts and tax authorities can change the way the laws and regulations apply to you, the information may need to be updated after the date of issuance of this prospectus. Therefore, you should consult with an accountant, lawyer or other person competent to give tax advice if you have questions relating to the tax consequences of participation in, and the sale of shares received under the Option Plan.

23. Do I have to pay tax when I receive a stock option or exercise the stock option? Will the Company withhold the amount of taxes due?

       Normally, neither you nor the Company have to pay any tax or receive any deductions when you are granted an option under the Option Plan. Whether you will have to pay tax on exercise of an option will depend on whether the option is an incentive stock option or a non-qualified stock option.

       If you exercise a non-qualified stock option when the market price is higher than the exercise price, you generally are required to pay tax on the "profit", that is the difference between the exercise price and the market price of the stock on the date of exercise. Your profit on the exercise will be characterized as ordinary income.

       Generally the Company is required by the IRS to withhold 28% of your profit from your wages or to otherwise ensure that this amount will be paid to the IRS. Additional amounts will usually be withheld for state taxes. The Compensation Committee may provide you with the option of having shares that would otherwise be delivered to you on exercise of an option withheld or delivering shares you already hold valued at the withholding amount.

       If you exercise an incentive stock option, unless you are subject to the alternative minimum tax (see Question 33), you do not have to pay any tax at the time of exercise on the difference between the exercise price and the market price of the stock on the date of exercise. You may eventually pay tax on this amount when you sell the stock.

24. How much tax do I have to pay when I sell stock received pursuant to the exercise of a non-statutory stock option?

     If you exercised your option when the exercise price was lower than the market price, you generally should have paid tax on the difference between the two. If you then sell your stock at a price greater than the market price on the date of exercise, you generally will have to pay tax on the difference between the selling price and the market price at the time of exercise. Your profit will be characterized as short or long-term capital gain depending on whether you held the stock for more than one year from the date the option was exercised.

     If you exercised your option when the exercise price was lower than the market price but you sell the stock at a price lower than the market price at the time of exercise, you will be entitled to report a capital loss equal to the difference between the sale price and the market price at the time of exercise. Your loss will be characterized as a long-term or short-term capital loss depending on whether you held the stock for more than one year from the date the option was exercised.

25. What is the difference between ordinary income and capital gains?

       Long-term capital gains of individuals are subject to a maximum marginal federal income tax rate of 28%. This is in contrast to a maximum rate of 39.6% for ordinary income of some individuals.

      Notwithstanding the presence or absence for any individual taxpayer of a difference between the rate of tax on capital gains and the rate of tax on ordinary income, there are other differences under the Internal Revenue Code between capital gains and ordinary income.
For example, capital gains and losses are "netted" against other capital gains and losses and only $3,000 of net capital losses may be deducted against ordinary income in any year by any individual taxpayer.

26. When do I pay tax on stock received pursuant to the exercise of an incentive stock option?

       Except for the possible application of the alternative minimum tax (see Question 33), you normally pay no tax on the exercise of an incentive stock option until you sell or otherwise dispose of the stock.

       You should be aware that transfer of legal title to the stock received upon exercise of an incentive stock option in a transaction that is not a sale may still be taxable as a disposition of the stock. Generally, such transfers include gifts, but do not include a transfer into joint ownership with right of survivorship if you remain one of the joint owners, a pledge or a transfer by bequest or inheritance, exchanges qualifying under certain provisions of the Internal Revenue Code regarding tax-free exchanges of stock, or certain transfers to a spouse or former spouse incident to a divorce.

27.     How is my profit taxed?  What if I lose money?

       How your profit or loss is characterized will depend on how long you held the stock from the date the incentive stock option was granted and the date you exercised the option.

       If, before you dispose of the stock, you hold the stock for two years or more from the date on which the incentive stock option is granted and one year or more from the date on which you exercised your option, your gain or loss is characterized as long-term capital gain or loss.

       If you dispose of your stock within two years from the date on which the option was granted or within one year from the date on which you exercised your option, a portion of your profit will be characterized as ordinary income and the sale is called a "disqualifying disposition."

       The portion of your profit which is characterized as ordinary income is equal to the lesser of

       a. the difference between the market price of the stock on the date you exercised the option and the exercise price of the option but in no event less than zero, or

       b. the difference between the sale price and the exercise price of the option but in no event less than zero.

     Any profit you make over the amount characterized as ordinary income is characterized as capital gain which will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise.

       For example, assume you were granted an option on January 1, 1995 for 10 shares at an exercise price of $8.00 per share. You exercise the option on January 1, 1996 when the market price is $10.00 per share and you sell the stock on July 1, 1996 when the market price is $9.00 per share for a $10.00 aggregate profit. Because you sold the stock before January 1, 1997, the date which is two years after the date of grant and one year from the date of exercise, all or a portion of your profit is ordinary income. The amount of ordinary income is equal to the lesser of
(a) $10.00 (market price on date of exercise) - $8.00 (exercise price) = $2.00 per share or $20.00 for 10 shares or (b) $9.00 (sale price) - $8.00 (exercise price) = $1.00 per share or $10.00 for 10 shares. All of your $10.00 profit will be ordinary income. If the market price on the date of exercise had been $9.00 and the sale price had been $10.00, then of your $20.00 profit, $10.00 would be characterized as ordinary income and $10.00 would be characterized as short-term capital gain.

       If you lose money on the sale of the stock you will be able to report the loss as a capital loss which will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise.

       Different rules will apply if, under the Internal Revenue Code, you are not entitled to report a loss on the sale of your stock if you were to lose money on the sale. For example, if you sell your stock to your spouse at a loss, you are not entitled to report the sale as a loss and any subsequent tax consequences on the further disposition of the stock are determined under the section of the Internal Revenue Code which governs such situations. Other dispositions of stock, described in the Internal Revenue Code, may have similar consequences.

28. Is there any withholding on the exercise of my incentive stock option or the sale of the stock acquired on exercise?

       There is no withholding required upon the exercise of an incentive stock option. The Company is required to report to the IRS any ordinary income recognized by you as a result of a sale which is a disqualifying disposition described in Question 27, if such information is available to the Company. The Company may be required in the future to withhold taxes on such ordinary income from your salary.

29. Do I have to complete any forms after I sell or transfer my stock?

       Yes, if you sell or transfer stock received pursuant to an incentive stock option within two years after the date the option covering the stock was granted to you or within one year after you exercise your option, you should complete and deliver to Kathy Panko or Karen Strand the disqualifying disposition survey provided to you.

30. Are there any special tax rules which apply to me if the Company has the right to repurchase my stock after I exercise my option?

        Yes. Generally, if the Company has the right to repurchase your stock after you exercise your option it is because, under the terms of your option, you were allowed to exercise all of your option, even the unvested portion. In this situation the Company may retain a right to repurchase any shares which are unvested under the option until they vest.

       If the Company has the right to repurchase your stock after you exercise your option, your stock is subject to what is called a "risk of forfeiture." If there is a risk of forfeiture the amount of ordinary income you must report and the time at which you must report your income may be different than described above.

       The special tax rules applicable to Non-Qualified Stock
Options and Incentive Stock Options are as follows:

       NON-QUALIFIED STOCK OPTION.

       In the case of stock issued pursuant to a non-qualified stock option and subject to a right of repurchase by the Company, you do not owe tax on the date of exercise but instead owe tax on the dates(s) the risk of forfeiture with respect to the shares disappears, i.e., the date the Company no longer has the right to repurchase the stock.

       For example, assume that on April 1, 1994 you are granted an option to purchase 20 shares of stock for $8.00 per share. The terms of the option indicated that you vest in 10% of the shares on December 31, 1996, an additional 15% of the shares on December 31, 1997, an additional 25% of the shares on December 31, 1998, and an additional 50% of the shares on December 31, 1999. You may exercise the option immediately but the Company has the right to repurchase all of the stock if you leave the Company before December 31, 1996, 90% of the stock if you leave the Company before December 31, 1997, and 75% of the stock if you leave the Company before December 31, 1998 and 50% of the stock if you leave the Company before December
31, 1999. On February 20, 1995 you exercise your option with respect to all of the shares when the market price is $10.00. Normally you would owe tax on $40.00, the difference between the exercise price and the market price on the date of exercise. However, because all the shares are subject to a risk of forfeiture you do not calculate the tax on February 20. Assume that on December 31, 1996 the market price is $11.00 per share. On that date a risk of forfeiture disappeared with respect to 2 shares. In other words, the Company no longer had the right to repurchase 2 of your 20 shares. Accordingly, with respect to those 2 shares you owe tax on the difference between the exercise price and the market price on December 31, or tax on $6.00.

       If the market price of the stock continues to rise after December 31, 1996, you will end up paying more ordinary income tax as a result of your exercise of the option than you would have if the stock you received upon exercise had not been subject to a risk of forfeiture and you owed tax only on the difference between the exercise price and the market price on the date of exercise.

       If you want to avoid this result you can file what is called a
Section 83(b) election within 30 days after the exercise of the option and report ordinary income equal to the difference, if any, between the market price and the exercise price on the date of exercise. When you later sell your shares, any additional gain or any loss will be characterized as capital gain or loss, which will be long-term or short-term depending on whether the shares are held for more than one year from the date you exercised your option. You should be aware, however, that if you file an 83(b) election and you subsequently lose the right to own the shares because, for example, you leave the Company and the Company repurchases the shares at cost, you will not be able to report the amount you paid in taxes as a loss on the stock and will not be able to have the taxes refunded.

       INCENTIVE STOCK OPTION.

       If stock you received pursuant to the exercise of an incentive stock option is subject to a right of repurchase by the Company and you dispose of the stock after the right of repurchase has disappeared in a disqualifying disposition (see Question 27) the amount of ordinary income you must report is calculated differently. In this case, the amount of ordinary income is equal to the lesser of

       a. the difference, if any, between the exercise price and the market price of the stock on the date or dates the risk of forfeiture disappears but not less than zero, or

       b. the profit, if any, on the sale of the stock but not less than zero.

       If your profit is more than the amount that must be reported as ordinary income, then the remainder of the profit is characterized as capital gain which will be long-term or short-term depending on whether the stock was held for more than one year from the date of sale.

       For example, assume that on January 1, 1994 you received an incentive stock option for 20 shares at a price per share of $10.00. The terms of the option indicated that you vested in only 25% of the shares initially with the remainder of the shares vesting at a rate of 25% per quarter. On February 1, 1994 you exercise the option when the stock is worth $10.00 per share. You do not have to pay any tax at the time of exercise. On April l, 1994, when the second 25% of the shares vests, the market price is $11.00 per share and on July 1, 1994, when the third 25% of the remaining shares vests the market price is $9.00 per share. On August 1, 1994, you sell the 15 vested shares when the market price is $12.00 per share for a total profit of $30.00 (15 X $2.00). Because you did not hold the stock for more than one year, the sale is a disqualifying disposition and you are required to recognize ordinary income.

       To calculate the ordinary income, you calculate the difference between the exercise price of $10.00 and the market price of the stock on the date of exercise, or, if later, the dates the risk of forfeiture disappeared. On the date of exercise there was no spread with respect to the first 25% vested installment. Therefore, you recognize no ordinary income with respect to these 5 shares. On April 1 the market price was $11.00 and the risk of forfeiture disappeared with respect to 5 shares, so the difference between the exercise price and the market price was $1.00 per share or an aggregate of $5.00. On July 1, the market price was $9.00 and the risk of forfeiture disappeared with respect to another 5 shares. Since the market price was less than the exercise price you do not put the negative difference in the calculation.

        The aggregate difference between the exercise price and the market prices on the dates the risk of forfeiture lapsed is $5.00, which is less than the $20.00 profit made on the 10 shares with respect to which there was a risk of forfeiture. Therefore, $5.00 of your $30.00 profit will be treated as ordinary income and $25.00 will be short-term capital gain.

       If you lose money on the sale of your stock, the loss will be a capital loss and will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise, or, if later, the dates the risk of forfeiture disappeared.

        In order to avoid having to calculate the ordinary income in the manner discussed above you may make the 83(b) election discussed earlier in this question. Once the election is filed, your ordinary income should be calculated in the manner described in Question 27.

Please see Kathy Panko or Karen Strand for further information and the form of election if you think you should be filing an 83(b) election. Remember that this must be done within 30 days after you exercise your option. Filing an 83(b) election may also affect your alternative minimum tax liability, if any (see Question 33).

31. What are the tax consequences if I use shares I already own to pay the exercise price of my non-qualified stock option?

       If you pay the exercise price of your non-qualified stock option with shares of the Company which you own immediately prior to the exercise, you will have a tax-free exchange of the previously held shares of stock for an equivalent number of the shares of stock received under the option. If you receive additional shares in the exchange, you will pay taxes on ordinary income equal to the difference between the market value on the date of exercise of such additional shares and the amount of cash, if any, you paid upon exercise.

       The tax basis and capital-gain holding period of the shares received under the option in the tax-free exchange will be the same as the tax basis and holding period of the shares used to pay the exercise price. The tax basis of the additional shares you receive will equal the amount of ordinary income you had to report and the amount of any cash paid on exercise, and your holding period for the additional shares will begin on the date of exercise.

       For example, assume that on January 1, 1996 you bought 10 shares of stock on the open market when the market price was $6.00 per share. The price of the stock goes up and on January 1, 1997, when the market price is $10.00 per share, you exercise a non-qualified stock option to purchase 20 shares at an exercise price of $9.00 per share for an aggregate exercise price of $180.00. Using all of your previously existing shares to pay $100.00 of the exercise price (10 x $10.00 market price), you pay $80.00 cash for the remainder of the exercise price. Accordingly, on the date of exercise you are deemed to have a tax-free exchange of the 10 previously held shares for 10 of the new shares. You will also recognize ordinary income equal to the market price of the 10 additional shares you received, $100.00, minus the amount of cash you paid on exercise, $80.00, or $20.00.

       If you sell the 10 shares which you received in the tax-free exchange for $11.00 per share on March 1, 1997, you will recognize a $5.00 per share profit, which will be a long-term capital gains because you are allowed to add the period which you held the original 10 shares to the period you held the new 10 shares. If on the same day you also sell the 10 additional shares, you will have a taxable profit equal to $110.00 minus the amount of cash you paid, $80.00, and the amount of income you recognized, $20.00, or a taxable profit of $10.00. This profit will be characterized as a short-term capital gain because you held the stock for only two months.

32. What are the tax consequences if I use shares I already own to pay the exercise price of incentive stock options?

       Under proposed regulations, if you pay the exercise price of an incentive stock option, in whole or in part, with shares you already own immediately prior to the exercise, you are deemed to have made a tax-free exchange of the previously-held shares for an equivalent number of shares received under the option. For example, assume you purchased 10 shares on the open market for $6.00 per share on January 1, 1996. On February 1, 1997 you exercise an incentive stock option covering 20 shares at $10.00 per share using 10 of your already owned shares as payment of $100.00 of the purchase price and delivering $100.00 in cash in payment of the exercise price of the additional shares. You are deemed to have made a tax free exchange of 10 of your already owned shares for the 10 new shares received on exercise. You recognize no profit at this point, even though you have used shares you bought at $6.00 per share to buy the same number of shares with a value of $10.00 per share.

       However, ordinary income could be recognized (see Question 27) if the already owned shares were acquired upon exercise of an incentive stock option or under an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code and the exchange were treated as a disposition. The exchange will be treated as a disposition if the already owned shares are exchanged within two years of the grant of option relating to the already owned shares or within one year after the exercise of such option. The tax basis, holding periods and consequences of a subsequent disposition of shares received upon exercise will depend on whether the shares disposed of are equivalent shares or additional shares received at the time of exercise ("additional shares").

       For purposes of calculating any capital gain or loss upon a subsequent taxable disposition, your basis in the equivalent shares will be equal to your basis in the shares surrendered plus any ordinary income recognized by reason of the exchange, and the holding period of the surrendered shares will carryover to the equivalent shares.

       If you use only shares you already own to pay the exercise price, your basis in any additional shares will be zero for purposes of calculating any capital gain upon a later disposition. For purposes of calculating any ordinary income upon a disqualifying disposition of the additional shares the amount treated as having been paid for the additional shares will be zero. To the extent you use other forms of payment, your basis should be equal to the amount of the other form of payment, and it will reduce the amount of ordinary income upon a disqualifying disposition by the same amount. The holding period for the additional shares will begin on the date of exercise for all purposes. In the event of a disqualifying disposition of shares acquired upon such an exercise of an incentive stock option with stock, the shares with the lowest basis (i.e., the additional shares and not the equivalent shares) will be treated as having been disposed of first.

33. What are the tax consequences of my exercise of options if I am subject to the alternative minimum tax?

       The alternative minimum tax is a separately computed tax equal to a marginal rate of up to 28% of alternative minimum taxable income that is imposed only if and to the extent you would pay more tax if your taxes are computed pursuant to the alternative minimum tax rules than the tax you would pay if computed in the regular manner. The alternative minimum tax takes into account what are called tax preference items and other adjustments that are not taken into account when calculating taxes in the regular manner. One of the adjustments is the inclusion in taxable income of the difference between the exercise price of an incentive stock option and the market price of the stock option on the date of exercise, if that amount constitutes a profit. When you sell the stock, you are allowed, for purposes of calculating your alternative minimum tax in the year of sale, to decrease the profit by the adjustment amount previously included in the alternative minimum taxable income.

     If you are subject to a risk of forfeiture, see Question 30, the amount of the adjustment will be calculated using market prices on the dates the forfeiture lapses rather than the date you exercise the option, and the adjustment must be made in the year in which the risk of forfeiture disappears. It may be possible, however, to make a valid election under Section 83(b) within 30 days of the date of exercise to have the market price on the date of exercise be the price used in the calculation of your alternative minimum tax and to make the adjustment in the year of exercise. However, if a Section 83(b) election is made, there may be implications for purposes of calculating ordinary income, if any, in the event of a disqualifying disposition.

34. What happens to my option or stock issued under the Option Plan in the event Genentech is acquired by a person other than Roche?

        The Option Plan provides that, in the event of a "corporate transaction", each option outstanding under the Option Plan will be automatically accelerated so that the option becomes fully exercisable with respect to the total number of shares subject to such option. However, an option will not be accelerated if, as part of the corporate transaction, the option is either assumed by the successor Company or replaced with a comparable option or the option is replaced by a comparable cash incentive program or such acceleration is otherwise limited by the terms of the option grant. Corporate transactions include a merger or acquisition in which Genentech does not survive, a sale or other disposition of all or substantially all of the assets of Genentech or any reverse merger in which Genentech survives but in which 50% or more of Genentech's outstanding voting stock held by persons other than Roche or its affiliates is transferred to new holders.

        In addition, the Option Plan sets forth provisions applicable upon a "change in control". Generally speaking, a change in control is (i) the acquisition by a person, other than Genentech or a Company controlling Genentech, of securities of Genentech representing 30% or more of the voting power of Genentech's then outstanding securities pursuant to a transaction not approved by the Board or (ii) a change in composition of the Board within any 36 month period so that the majority of the Board is not made up of members who either have been members of the Board since the beginning of the period, or have been elected by at least a majority of the members who were members continuously during the period. Upon such a change in control, each option will be automatically accelerated immediately prior to the change in control so that the option will be exercisable for all or any portion of the shares subject to the option, at the election of the optionee, unless limitations included in the option at the time of grant preclude such treatment.

       The Option Plan provides that exercise by Roche of its rights to designate nominees to the Board of Directors constituted a change in control. The Committee has authority under the Option Plan to impose additional limitations at the date of grant with respect to the acceleration of options and vesting upon corporate transactions and changes in control.

35. What happens if the vesting of my options accelerates upon a change of control?

     In the event that there is a change in control of the Company, payments received by certain optionees that are contingent upon the change in control may constitute "parachute payments." If, by reason of such change in control, the exercisability of outstanding options is accelerated, the value of the acceleration is added to other contingent payments, if any, in determining whether the optionee has received "excess parachute payments." As used herein, the terms "parachute payments" and "excess parachute payments" shall have the meanings given to them in Section 280G of the Internal Revenue Code. In general, if an optionee receives excess parachute payments, an excise tax equal to 20% of the amount of such excess parachute payments is imposed on the optionee, and the Company does not receive a deduction for such amount.

        B.   Automatic Grant Program

36. Are non-employee directors eligible to receive options under the Option Plan?

       Yes. Under the Automatic Grant Program portion of the Option Plan, on April 30, l995, each individual who is a non-employee member of the Board will be automatically granted a non-statutory option to purchase 15,000 shares of Redeemable Common Stock. Each non-employee member of the Board who is first elected to the position after April 30, l995 will be automatically granted a non-statutory option for the same number of shares. All options granted under the Automatic Grant Program will have an exercise price equal to 100% of the closing selling price on the trading day prior to the grant date. Each option granted under the Automatic Grant Program will vest in increments of 5,000 shares on each of the first, second and third anniversaries of the grant date and be exercisable until the expiration or earlier termination of the option term. Such options will have a term of ten years, and will not be assignable or transferable otherwise than by will or by the laws of decent and distribution. Each employee member of the Board who becomes a non-employee member of the Board following April 30, l995 will be automatically granted such an option immediately upon the date of his or her change of status. After April 30, 1995, options will no longer be granted to non-employee board members under the Company's 1990 Stock Option/Stock Incentive Plan.

       If a holder of an option issued under the Automatic Grant Program ceases to be a member of the Board for a reason other than the holder's death, the option will remain exercisable for a period ending on the earlier of (i) the expiration of the three month period following the cessation of membership on the Board or (ii) the expiration of the option. If a holder of an option issued under the Automatic Grant Program ceases to be a member of the Board due to the holder's death, the option may be exercised by the holder's estate or transferee pursuant to a will or applicable law for a period ending on the earlier of (i) the expiration of the 12 month period following the date of the optionee's death or (ii) the expiration of the option.

       In general, in the event of a corporate transaction, each option shall automatically accelerate and become exercisable for any or all of the shares subject to the option immediately prior to the specified effective date for such corporate transaction. Upon the consummation of a corporate transaction, all options to the extent not exercised will terminate.

       In general, in the event of a change in control, all options will automatically accelerate and become fully exercisable. In addition, each option that has been outstanding for at least six months may be surrendered after the change in control for a cash payment from the Company in an amount equal to the excess of the fair market value of the shares of Redeemable Common Stock subject to such option over the aggregate option price payable for such shares.

C.      Miscellaneous

37.     What are some of the other features of the Option Plan?

       (i) The number of shares subject to the Option Plan is 4,500,000. Shares subject to options granted under the Option Plan which expire or are canceled or terminated for any reason prior to exercise shall be available for future option grants under the Option Plan; however, shares repurchased by the Company pursuant to repurchase rights shall not be available for subsequent issuance;

       (ii) The number of shares available for issuance under the Option Plan, the maximum number of shares that may be issued to an employee, the number of shares that may be issued to non-employee directors, the number of shares and the exercise price of each outstanding option under the Option Plan shall all be appropriately adjusted by the Compensation Committee to reflect any stock dividend, stock split, combination, exchange or other change in the Company's capital structure, including changes due to a Corporate Transaction, subject to the terms of the Option Plan regarding Corporate Transactions (see Question 34)

       (iii) The Compensation Committee may, with the consent of option holders, cancel any or all outstanding options granted under the Option Plan and grant in substitution new options under the Option Plan.

       (iv) The cash proceeds received upon exercise of options granted under the Option Plan will be used for general corporate purposes;

       (v) The implementation of the Option Plan and the granting of any stock option shall be subject to the Company's procurement of all approvals and permits required by applicable regulatory authorities;

       (vi) Neither the establishment of the Option Plan, any term thereunder nor any action by the Compensation Committee shall be construed so as to grant any individual the right to remain employed by the Company or its parent or subsidiaries for any period and the Company (and any parent or subsidiaries employing such person) may terminate any employee at any time and for any reason, with or without cause; and

       (vii) Nothing in the Option Plan shall limit the Company's exercise of all of its rights and powers, including its right to grant options outside of the Option Plan.


                     PLAN OF DISTRIBUTION

       For a discussion of the factors relating to the grant and exercise of stock options under the Option Plan please refer to the information contained under the heading "The 1994 Stock Option Plan" above. Sales of Redeemable Common Stock under the Option Plan will be made directly by the Company upon exercise of options granted under the Option Plan without the use of any underwriters or dealers.

              DESCRIPTION OF THE REDEEMABLE COMMON STOCK

       Set forth below is a description of the terms of the Redeemable Common Stock.

Voting Rights

       The holders of Redeemable Common Stock are, on all matters submitted to a vote of the stockholders of the corporation, entitled to one vote per share, voting as a single class with the shares of Common Stock currently held by Roche (the "Shares") unless otherwise provided for in the Certificate of Incorporation or required by applicable law. According to a Schedule 13D filing of Roche dated April 27, 1994, on that date Roche owned 67,133,409 shares of Common Stock and 7,724,700 shares of Redeemable Common Stock.

Dividends; Reclassifications; Mergers

       Holders of Redeemable Common Stock are entitled to receive such dividends and other distributions in cash or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of Genentech legally available therefor, and shall share equally with the Shares on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of Genentech other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of Genentech other than Preferred Stock which occur after the initial issuance of shares of Redeemable Common Stock by Genentech, only Shares shall be paid or distributed with respect to Shares and only shares of Redeemable Common Stock in an amount per share equal to the amount per share paid or distributed with respect to Shares shall be paid or distributed with respect to Redeemable Common Stock. In the case of any combination or reclassification of the Redeemable Common Stock or the Shares, the Shares or the

Redeemable Common Stock, as the case may be, shall also be combined or reclassified so that the number of Shares outstanding immediately following such combination or reclassification shall bear the same relationship to the number of Shares outstanding immediately prior to such combination or reclassification as the number of shares of Redeemable Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Redeemable Common Stock outstanding immediately prior to such combination or reclassification.

       In case Genentech enters into any consolidation, merger, combination or other transaction in which the Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Redeemable Common Stock shall at the same time be similarly exchanged or changed into an amount per share, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Share is changed or exchanged; provided that any such stock may be made redeemable on terms no less favorable to the holder thereof than the terms upon which the Redeemable Common Stock is redeemable.

Liquidation

       Upon any liquidation, dissolution or winding up of Genentech, no distribution shall be made (1) to the holders of Shares unless, prior thereto, the holders of shares of Redeemable Common Stock shall have received $.01 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment; provided that the holders of shares of Redeemable Common Stock shall be entitled to receive an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of Shares, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Redeemable Common Stock, except distributions made ratably on the Redeemable Common Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Redemption

       The Redeemable Common Stock may be redeemed, in whole but not in part, at the option of Genentech, during the periods and at the prices and upon the terms and conditions described below.

       The redemption price for any Redemption Date during the periods set forth below shall be the price set forth opposite such period in the following table, adjusted as set forth below:

Period Price


January 1, 1995 to March 31, 1995            $58.75
April 1, 1995 to June 30, 1995               $60.00

       The foregoing redemption prices are subject to appropriate adjustment in the case of any dividend payable in shares of Redeemable Common Stock, or any subdivision or combination of the

Redeemable Common Stock. In addition, if Genentech at any time after the initial issuance of any Redeemable Common Stock declares or pays any dividend on Redeemable Common Stock in cash, securities or other property other than Redeemable Common Stock, the redemption prices in effect for each period after such event will each be reduced by the per share value of such dividend (as determined in good faith by the Board of Directors, in the case of noncash dividends) multiplied by a fraction, the numerator of which equals the redemption price which would otherwise be in effect for such period and the denominator of which equals the redemption price in effect at the time of such event; provided that such adjustment will not be made with respect to cash dividends determined by the majority of the Board of Directors to be in the ordinary course and approved by the majority of the directors nominated by Roche.

       Notice of any proposed redemption of the Redeemable Common Stock will be given by mail to the holders of record, not more than 30 nor less than 10 days prior to the date fixed for redemption. On or prior to the date such notice is first sent or given, Genentech will deposit or cause to be deposited the aggregate of the redemption price (together with accrued and unpaid dividends to such redemption date) of the shares to be redeemed with a bank or trust Company (the "Depositary"), designated in the notice of such redemption, in trust for payment to the holders of the shares, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. The amount of funds required to be deposited pursuant to the foregoing sentence will be reduced by the aggregate redemption price of any shares of Redeemable Common Stock held by Roche deposited in lieu of such funds. Notice of redemption having been duly given, or the Depositary having been irrevocably authorized by Genentech to give said notice, and the redemption price (together with accrued and unpaid dividends to such redemption date) of the shares to be redeemed having been deposited, all as aforesaid, then all shares of Redeemable Common Stock with respect to which such deposit shall have been made will forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares will thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the Redemption Date the redemption price (together with accrued and unpaid dividends to such redemption date) to which they are entitled, without interest. No shares of Redeemable Common Stock will be issued after the Redemption Date.

       An agreement provides that Genentech will effect the redemption of the Redeemable Common Stock upon the request of Roche, and will not effect such redemption absent such request.

Conversion

       Each share of Redeemable Common Stock outstanding at the close of business on June 30, 1995 or, if earlier, the thirtieth day after the sale by Roche or any of its affiliates of any Shares to any person other than Roche or any of its affiliates (the "Conversion Date") will, unless previously called for redemption on or prior to such date, automatically be converted into one Share. Other than the right of the Company to redeem the Redeemable Common Stock as set forth in DESCRIPTION OF THE REDEEMABLE COMMON STOCK, Redemption, there is no difference between the Redeemable Common Stock and the Common Stock of the Company.

       Notice of the Conversion Date shall be given by mail to the holders of record of the shares of Redeemable Common Stock, not more than 30 nor less than 10 days prior to the Conversion Date. Upon request of any holder, Genentech will issue and deliver to the holder as promptly as practicable after the Conversion Date a replacement certificate for the number of Shares issuable upon conversion of such Redeemable Common Stock. No shares of Redeemable Common Stock will be issued after the Conversion Date.

       Genentech will provide, free from preemptive rights, out of its authorized but unissued Shares, or out of Shares held in its treasury, sufficient Shares to provide for the conversion of the Redeemable Common Stock of all issued and outstanding shares of Redeemable Common Stock on the Conversion Date. The amendment will provide that all Shares which may be issued upon conversion of Redeemable Common Stock will upon issue be fully paid and nonassessable by Genentech and free from all taxes, liens and charges with respect to the issue thereof. The amendment will further provide that, if on the Conversion Date the Redeemable Common Stock shall be listed on the NYSE or on any other national securities exchange or the NASDAQ National Market System, Genentech will, if permitted by the rules of such exchange, seek to list on each such exchange or the NASDAQ National Market System, as the case may be, all Shares issuable upon conversion of the Redeemable Common Stock.

Legend

       Each certificate representing shares of Redeemable Common
Stock will bear the following legend:

       "The shares of Redeemable Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation's certificate of incorporation and (ii) conversion into Common Stock, par value $.02, of the corporation on the date specified, and upon the terms and conditions set forth in, such certificate of incorporation. After redemption the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Redeemable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock."

Class Vote

       In addition to any affirmative vote required by law or the Certificate of Incorporation, any amendment of the provisions of Article Third of the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the Shares entitled to vote and of the holders of a majority of the shares of Redeemable Common Stock entitled to vote, each voting separately as a class.


                           LEGAL MATTERS

       The validity of the Redeemable Common Stock offered hereby will be passed upon by John P. McLaughlin, Senior Vice President, Secretary and General Counsel of the Company. Mr. McLaughlin receives the compensation and owns the securities described in the Company's Annual Reports on Form 10-K which are incorporated herein.

                              EXPERTS

       The consolidated financial statements of Genentech, Inc., incorporated by reference in the Company's Annual Report (Form 10-K)
for the year ended December 31,     1994, have been audited by Ernst &
Young LLP,      independent auditors, as set forth in their report
thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be,
incorporated herein in reliance upon the reports of     Ernst & Young
LLP      pertaining to such financial statements are (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.


MATERIAL CHANGES

       As of the date of this Prospectus, no material changes in the Company's affairs, which have not been described in a report on Form 10-Q, 10-K or 8-K filed under the Exchange Act, have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to shareholders except as described below:


FDA INVESTIGATION:

In September, 1994 the United States Food and Drug Administration (the
FDA) initiated an investigation into Genentechs promotional practices in connection with its products Protropin (registered trademark), Activase (registered trademark), and Pulmozyme (registered trademark). Genenetech believes that its promotional policies and practices for such products comply with the FDAs regulations and Genentech is cooperating with the FDA in its investigation. Genentech does not believe that the FDAs investigation will have a material impact on the Company.

                DISCLOSURE OF COMMISSION POSITION ON
             INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

       Article SEVENTH of Genentech's Certificate of Incorporation ("Article SEVENTH") provides that a director of Genentech is not personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

       Article SEVENTH also provides that directors, officers and other individuals will be indemnified by Genentech to the full extent permitted by law and shall not be exclusive of any other right which any person may otherwise have or acquire. It provides that each person who was or is made a party to or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Genentech (or is or was serving at the request of Genentech as a director, officer, employee or agent for another entity) while serving in such capacity shall be indemnified and held harmless by Genentech, to the full extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. It allows such indemnified persons to bring suit against Genentech to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by Genentech. It further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware law, the burden of proving the defense shall be on Genentech and neither the failure of Genentech's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by Genentech that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

       Genentech's Certificate of Incorporation and By-laws provide that Genentech may maintain insurance, at its expense, to protect itself and any of its officers, employees or agents against any expense, liability or loss, whether or not Genentech would have the power to indemnify such person against such expense, liability or loss under Delaware law. Genentech maintains such insurance for such purposes.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

       The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the Redeemable Common Stock being registered. All the amounts shown are estimates except for the registration fee.

       Registration fee                              $75,065.00

       Blue Sky fees and expenses                        $ 0.00

       Stock Exchange Listing Fees                   $ 9,000.00

       Legal fees and expenses                            $0.00

       Accounting fees and expenses                    $7,000.00

             Total                                    $91,065.00

Item 15.  Indemnification of Directors and Officers

       Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

       Article Seventh of Genentech's Certificate of Incorporation ("Article Seventh") provides that a director of Genentech is not personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

       Article Seventh also provides that directors, officers and other individuals will be indemnified by Genentech to the full extent permitted by law and shall not be exclusive of any other right which any person may otherwise have or acquire. It provides that each person who was or is made a party to or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Genentech (or is or was serving at the request of Genentech as a director, officer, employee or agent for another entity) while serving in such capacity shall be indemnified and held harmless by Genentech, to the full extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. It allows such indemnified persons to bring suit against Genentech to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by Genentech. It further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware law, the burden of proving the defense shall be on Genentech and neither the failure of Genentech's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by Genentech that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

       Genentech's Certificate of Incorporation and By-laws provide that Genentech may maintain insurance, at its expense, to protect itself and any of its officers, employees or agents against any expense, liability or loss, whether or not Genentech would have the power to indemnify such person against such expense, liability or loss under Delaware law. Genentech maintains such insurance for such purposes.

Item 16.   Exhibits

Exhibit Number                           Description

4.1          Amended Certificate of Incorporation of the Company.(1)

4.2          Restated By-laws of the Company.(2)

5.1 Opinion of counsel as to the legality of the securities being registered. (3)

23.1         Consent of Ernst & Young LLP, independent auditors.(5)

23.2         Consent of Counsel. (3)

24.1         Power of Attorney. (3)

99.1         1994 Stock Option Plan. (4)

(1) Filed as an exhibit to Registrant's Registration Statement on Form S-4 dated May 2, 1990, and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Registration Statement on Form S-3 filed with the Commission on June 14, 1994.

(4) Filed as an exhibit to the Registrant's Annual Report on Form
10-K for the year ended December 31, 1993, and incorporated herein by reference.

(5) Filed with this document.


Item 17.     Undertakings

      A.     Rule 415 Offering

      The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B.  Filings Incorporating Subsequent Exchange Act Documents by
Reference

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Incorporated Annual and Quarterly Reports

            The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D.    Acceleration of Effectiveness

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
South San Francisco, State of California, on the     31st of March,
1995.


                                     GENENTECH, INC.



                                        By /S/LOUIS J. LAVIGNE, JR.
                                        _____________________
                                        Louis J. Lavigne, Jr.
                                        Senior Vice President and
                                        Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by
the following persons in the capacities indicated, as of     March 31,
1995.

         Signature                             Title


              *
       --------------------           Chairman of the Board
       Robert A. Swanson                       and Director


              *
       --------------------                       President,
       G. Kirk Raab                         Chief Executive
                                       Officer and Director


       /S/LOUIS J. LAVIGNE, JR.   Senior Vice President and
       -----------------------      Chief Financial Officer
       Louis J. Lavigne, Jr.   (Principal Financial Officer)


              *
       --------------------       Vice President,Controller
       Bradford S. Goodwin    (Principal Accounting Officer)


              *
       --------------------                        Director
       Herbert W. Boyer


              *
       --------------------                        Director
       Jurgen Drews


              *
       --------------------                        Director
       Armin M. Kessler


              *
       --------------------                        Director
       Linda Fayne Levinson


              *
       --------------------                        Director
       J. Richard Munro


              *
       --------------------                        Director
       Donald L. Murfin

              *
       --------------------.                       Director
       John T. Potts, Jr.


              *
       --------------------                        Director
       C. Thomas Smith


              *
       --------------------                        Director
       David S. Tappan





   * By: /S/LOUIS J. LAVIGNE, JR.
         ----------------------------
         Louis J. Lavigne, Jr.
         Attorney-in-Fact